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                      March 25, 2024

       Peter Evensen
       President and Principal Executive Officer
       Scandium International Mining Corp.
       1390 Ione Pass Trail
       Reno, Nevada 89523

                                                        Re: Scandium
International Mining Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 000-54416

       Dear Peter Evensen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation